UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Wynn Resorts, Limited
(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 20, 2015, Elaine P. Wynn issued the following press release:

Elaine Wynn Outlines Why She Believes She is the Candidate Who Brings the Most Value to the Wynn Resorts Board of Directors

Open Letter Reinforces What Stockholders Have to Lose if Elaine is Not Re-Elected to the Board

LAS VEGAS – April 20, 2015 – Elaine Wynn, co-founder, Board member and third-largest stockholder of Wynn Resorts (NASDAQ: WYNN), today released a letter to all stockholders emphasizing her qualifications and the reasons why she believes she is the BEST candidate for re-election to the Wynn Resorts Board of Directors. This comes ahead of the Wynn Resorts Annual Meeting, scheduled for this Friday, April 24th, in Las Vegas, Nevada. Highlights include:

●	Elaine believes she is the most qualified candidate to identify and recruit the future leadership of Wynn Resorts.
●	Elaine knows Wynn Resorts and has unique insight into the skills required to successfully fill key positions and maintain the Company’s stellar track record.
●	Elaine is an engaged stockholder and while she is on the Board, she will personally make certain that investors will not lose access to the Boardroom or to management.
●	Elaine is an independent voice on the Board of Directors, and her interests are inextricably linked with those of all stockholders.
●	As the third-largest stockholder, Elaine will use her position on the Board to oversee, protect and enhance stockholders’ collective investment.

A copy of the letter follows:

April 20, 2015

Dear Fellow Wynn Resorts Stockholders,

The final week of this campaign is now upon us, and within a few short days we will know if I have the good fortune of continuing to serve you as a member of the Wynn Resorts Board of Directors. While incredibly difficult at times, the proxy process has been a tremendous learning experience for me. My commitment to this Company and to YOU, my fellow stockholders, has only strengthened throughout this proxy fight. I am more confident than ever that I AM THE CANDIDATE WHO BRINGS THE MOST VALUE TO THE WYNN RESORTS BOARD OF DIRECTORS.

As you know, I have been accessible to my fellow stockholders during this campaign. I have conducted meetings or phone calls with many of you, and I have tried to reach all of my fellow stockholders with letters like this one. As I mentioned in my previous letter, this differentiates me from the Board’s nominees, who have largely chosen not to speak to you directly. I have made myself available because it is very important to me that you fully understand my position, and what it is I am hoping to preserve and achieve for you in this election. Now I am making a final push to ensure that I have left no stone unturned and all of your questions have been addressed. So I pose to you, my fellow investors, one last question: What do investors really have to lose without Elaine in the Boardroom?

I believe I am the most qualified candidate to identify and recruit the future leadership of Wynn Resorts. At any company, succession planning is a key responsibility of the Board of Directors. Such a responsibility is even more crucial at a company like Wynn Resorts, where the Chairman, CEO and co-founder is so intrinsically linked with the company’s identity and its success. As the only candidate with any operational experience at the company at all, and as a cofounder, I believe I am uniquely positioned to contribute to this process.

I have worked in the gaming and hospitality industry in Las Vegas for over four decades. I know the industry leaders, the up and comers, and I know how to spot emerging talent. Even more importantly, I know Wynn Resorts and have unique insight into the skills required to successfully fill key positions and maintain our stellar track record.

My unique relationship with the Chairman also contributes to the significance of my role in succession planning discussions. For the last fifty years, I have been his business partner, advisor and confidant. I am an expert on Steve Wynn; I know his strengths and challenges and how both have helped make our company the iconic brand it is today. I am also uniquely qualified to identify others with important balancing characteristics that will help to ensure that this company continues on its exciting path of innovation and success.

As the third-largest stockholder, I am your eyes and ears on the Board of Directors. Since I launched this campaign, I have been asked by many people, including some of you, why I would take on the challenge of a proxy fight. My fellow investors, the answer to that question is simple: I own 9.4 percent of Wynn Resorts. That investment represents most of my net worth, and I believe that I am the candidate best situated to oversee our collective investment at the Board level. By contrast, each of the other two candidates owns less than one-one-thousandth of one percent of the outstanding stock.

My ownership position ensures that I will represent your best interests and serve as an advocate for you on the Board and a conduit for you to our company. With me, an engaged stockholder, on the Board, investors will not lose access to the Boardroom or to management. I will personally make certain of that.

I am an independent voice on the Board of Directors, and my interests are inextricably linked with yours. Throughout this campaign, I have made it clear that I believe my willingness to ask questions and challenge the Board when appropriate differentiates me from the other candidates. In my view, this is also the primary reason I was not re-nominated to the Board in the first place. Nowhere is this independence and willingness to challenge highlighted more than in the fact that I launched a proxy fight to retain my seat and maintain my voice in the company that is my life’s work and passion.

I have skin in this game, and will use my position on the Board to oversee, protect and enhance our collective investment.

As this campaign comes to a close and you prepare to cast your vote, I ask that you think about what is really at stake in this election.

●	Which of the nominees has the knowledge, experience and contacts necessary to guide this company into the future?
●	Given this proxy campaign and the nominees’ respective ownership interests, which of the nominees will be most likely to speak up and fight for stockholder interests?
●	Which of the nominees is best positioned to advocate for and identify qualified independent and diverse board leaders for the future?

When you ask these three important questions, I believe that I, Elaine Wynn, am clearly the best qualified of the three nominees.

PLEASE VOTE THE GOLD PROXY CARD TODAY FOR ELAINE WYNN –

YOUR VOICE FOR THE FUTURE OF WYNN RESORTS.

Sincerely,

Elaine Wynn

CONTACT:

Investors: Bruce H. Goldfarb / Jon Einsidler / Lydia Mulyk / Lisa Patel, Okapi Partners LLC, 212-297-0720, info@okapipartners.com; or Media: Liz Micci / Luke Barrett, The Abernathy MacGregor Group, 212-371-5999, edm@abmac.com / lpb@abmac.com

***

On March 20, 2015, Elaine P. Wynn filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission.  Ms. Wynn is soliciting proxies for use at the Company’s 2015 Annual Meeting of Stockholders, to be held on April 24, 2015.  She intends to use such proxies to vote in favor of her re-election to the board of directors, and for the election of the Wynn Resorts, Limited nominee other than John J. Hagenbuch.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MS. WYNN FROM THE STOCKHOLDERS OF WYNN RESORTS, LIMITED BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MS. WYNN IN CONNECTION WITH HER PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MS. WYNN WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MS. WYNN’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 629-6355 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.